UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 5, 2012

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas 78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On November 2, 2012, CoreTrace Corporation completed the sale of a substantial portion of its assets to an unrelated third party. That transaction triggered provisions of a software escrow agreement under which the source code for appShield, the product CoreTrace was developing for GlobalSCAPE, Inc., was released to GlobalSCAPE for our further development with CoreTrace ceasing further appShield development on GlobalSCAPE’s behalf. GlobalSCAPE retained its existing exclusive and non-exclusive licenses to develop and sell the appShield product with an elimination of its obligation to pay CoreTrace a royalty on those sales.

On November 5, 2012, the Board of Directors of GlobalSCAPE concluded that a material charge was required for impairment to GlobalSCAPE’s investment in and notes receivable from CoreTrace under generally accepted accounting principles applicable to GlobalSCAPE. Accordingly, in GlobalSCAPE’s financial statements as of September 30, 2012, and for the three and nine months then ended that will be included in GlobalSCAPE’s Form 10-Q to be filed with the Securities and Exchange Commission on or before November 14, 2012, the carrying value of these assets related to CoreTrace will be reduced to zero and a corresponding asset impairment expense of $3.3 million will be reported. This asset impairment expense does not affect our current cash balance. GlobalSCAPE believes that there will be no future cash expenditures related to this impairment charge.

On November 5, 2012, GlobalSCAPE filed a Form 8-K with the Securities and Exchange Commission announcing it had posted to its website questions and answers related to CoreTrace Corporation and GlobalSCAPE’s appShield product. Those questions and answers are available at http://www.globalscape.com/investor-relations.aspx and the SEC’s website at www.sec.gov.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit

99.1	Questions and answers related to CoreTrace Corporation and GlobalSCAPE’s appShield product.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ James W. Albrecht, Jr.
Chief Financial Officer

Dated: November 8, 2012